Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements, Form S-8 No. 333-101121 pertaining to the Pactiv Corporation 2002 Incentive Compensation Plan, Form S-8 No. 333-33484, pertaining to the Pactiv Corporation Employee Stock Purchase Plan, and Form S-8 No. 333-90333, pertaining to Tenneco Packaging Inc. Thrift Plan for Hourly Employees of Tenneco Packaging and Tenneco Packaging Thrift Plan, of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Pactiv Corporation, and the effectiveness of internal control over financial reporting of Pactiv Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2007.
Chicago, Illinois
February 27, 2008